Filed Pursuant to Rule 433

Registration Number 333-168333

International Business Machines Corporation
February 1, 2012
Pricing Term Sheet

0.550% Notes due 2015

1.250% Notes due 2017

Issuer	International Business Machines Corporation
Expected Issuer Ratings*	Aa3/A+/A+ (Moody’s/S&P/Fitch)
Format	SEC Registered
Trade Date	February 1, 2012
Settlement Date	(T+3); February 6, 2012
Joint Bookrunning Managers	Credit Suisse Securities (USA) LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Mizuho Securities USA Inc., Morgan Stanley & Co. LLC, RBC Capital Markets, LLC, Wells Fargo Securities, LLC
Co-Managers:	The Williams Capital Group, L.P., BNY Mellon Capital Markets, LLC, Santander Investment Securities Inc., UniCredit Capital Markets LLC, RBS Securities Inc., UBS Securities LLC
	2015 Notes	2017 Notes
Principal Amount	$1,500,000,000	$1,000,000,000
Maturity	February 6, 2015	February 6, 2017
Interest Payment Dates	February 6 and August 6	February 6 and August 6
First Interest Payment Date	August 6, 2012	August 6, 2012
Benchmark Treasury	0.250% due January 15, 2015	0.875% due January 31, 2017
Benchmark Treasury Yield	0.295%	0.722%
Spread to Benchmark Treasury	T + 42 bps	T + 62 bps
Yield to Maturity	0.715%	1.342%
Coupon	0.550%	1.250%
Make-Whole Call	T + 10 bps	T + 12.5 bps
Price to Public	99.511%	99.557%
Underwriting Discount	0.150%	0.250%
Day Count	30/360	30/360
Minimum Denomination	$100,000 and multiples of $1,000	$100,000 and multiples of $1,000
CUSIP	459200 HB0	459200 HC8
ISIN	US459200HB06	US459200HC88

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Credit Suisse Securities (USA) LLC at (800) 221-1037 (toll free), Merrill Lynch, Pierce, Fenner & Smith Incorporated at (800) 294-1322 (toll free), Mizuho Securities USA Inc. at (866) 271-7403  (toll free), Morgan Stanley & Co. LLC at  (866) 718-1649 (toll free), RBC Capital Markets, LLC at (866) 375-6829 (toll free) and Wells Fargo Securities, LLC at (800) 326-5897 (toll free).

This pricing term sheet supplements the preliminary form of prospectus supplement issued by International Business Machines Corporation on February 1, 2012 relating to its Prospectus dated July 27, 2010.